Exhibit (d)(2)(b)

SCHEDULE A

(as of April 30, 2019)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Defensive Equity ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/20

INVESCO EXCHANGE-TRADED SELF- INDEXED FUND TRUST
Attest:
		By:	/s/ Daniel E. Draper
By:	/s/ Peter Davidson		Name: Daniel E. Draper
	Name: Peter Davidson		Title: President
Title: Assistant Secretary

INVESCO CAPITAL MANAGEMENT LLC
Attest:
		By:	/s/ Daniel E. Draper
By:	/s/ Peter Davidson		Name Daniel E. Draper
	Name: Peter Davidson		Title: Managing Director
Title: Assistant Secretary